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                           GEORGIA GULF CORPORATION                   EXHIBIT 12
                     STATEMENT RE COMPUTATION OF RATIOS
                               (IN THOUSANDS)




                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
DESCRIPTION                                         1990       1991       1992       1993       1994
------------------------------------------------  -------    -------    -------    -------    -------
Cash interest expense plus capitalized interest   $62,014    $76,542    $56,585    $44,185    $38,607

Amortization of debt issuance costs                 1,888      4,729      5,191        961        792

Interest portion of operating rental expense        3,287      4,169      4,737      4,495      3,930
                                                  -------    -------    -------    -------    -------

  Fixed charges                                    67,189     85,440     66,513     49,641     43,329
                                                  -------    -------    -------    -------    -------

Earnings before income taxes                      150,044     90,255     67,683     65,788    192,778

Capitalized interest                                 (741)      (499)      (560)      (367)    (1,842)
                                                  -------    -------    -------    -------    -------

Adjusted earnings                                 149,303     89,756     67,123     65,421    190,936
                                                  -------    -------    -------    -------    -------

  Earnings before fixed charges and income taxes  216,492    175,196    133,636    115,062    234,265
                                                  -------    -------    -------    -------    -------


Ratio of earning to fixed charges                     3.2 x      2.1 x      2.0 x      2.3 x      5.4 x
                                                  =======    =======    =======    =======    =======



[CAPTION]

                                                   SIX MONTHS ENDED
                                                        JUNE 30,
                                                  ------------------
DESCRIPTION                                         1994       1995
-----------------------------------------------   -------    -------
                                                     (UNAUDITED)
Cash interest expense plus capitalized interest   $19,531    $15,940

Amortization of debt issuance costs                   308        481

Interest portion of operating rental expense        1,970      2,267
                                                  -------    -------

  Fixed charges                                    21,809     18,688
                                                  -------    -------

Earnings before income taxes                       50,437    180,406

Capitalized interest                                 (550)      (569)
                                                  -------    -------

Adjusted earnings                                  49,887    179,837
                                                  -------    -------

  Earnings before fixed charges and income taxes   71,696    198,525
                                                  -------    -------


Ratio of earning to fixed charges                     3.3 x     10.6 x
                                                  =======    =======